UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2008 (September 11, 2008)

GEORGIA GULF CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, GA		30346
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 11, 2008, Georgia Gulf Corporation (the “Company”) entered into a fourth amendment (the “Credit Facility Amendment”) to its senior secured credit facility (the “Senior Secured Credit Facility”) provided by a syndicate of banks and other financial institutions led by Bank of America, N.A., as administrative agent.  A description of certain of the amendments contained in the Credit Facility Amendment is set forth below.

Under the Credit Facility Amendment, the tiered pricing grid which sets forth the applicable per annum margins to be used in the calculation of interest rates and certain fees will be replaced for the periods indicated below with the margins and fees set forth opposite each such period in the following table.

	Commitment Fees	Eurodollar Rate Loans and Letter of Credit Fees	Bankers Acceptance Advances	Base Rate Loans

October 1-December 31, 2008	0.50%	5.0%	5.0%	4.0%
After December 31, 2008	0.50%	5.5%	5.5%	4.5%

Prior to October 1, 2008, such applicable per annum margins and fees at the highest levels were 0.50% for commitment fees, 2.5% for Eurodollar rate loans, letter of credit fees and bankers acceptance advances and 1.5% for base rate loans.

The Credit Facility Amendment also establishes 3.0% as the minimum Eurodollar rate for all borrowings on and after October 1, 2008.

As a condition to the effectiveness of the Credit Facility Amendment, the Company paid a fee of 0.50% of the commitments and term loans outstanding to the lenders.  In addition, the Credit Facility Amendment provides that if the Senior Secured Credit Facility remains in existence on December 31, 2008, the Company will pay a fee equal to 0.50% of the commitments and term loans then outstanding to the lenders.  The Credit Facility Amendment also increases the domestic letter of credit sublimit by $25.0 million to $150.0 million and no longer permits any increase in the commitments under the Senior Secured Credit Facility.

Under the Credit Facility Amendment, the leverage ratios and interest coverage ratios mandated by the Senior Secured Credit Facility were increased and decreased, respectively, as indicated for the following periods (new vs. (existing)), after which the ratios will return to those currently specified:

Maximum Leverage Ratios

•              2008:  Q3 7.20x (5.75x); Q4 7.75x (5.25x)

•              2009:  Q1 8.00x (4.75x)

Minimum Interest Coverage Ratios

•              2008:  Q3 1.70x (2.00x); Q4 1.50x (2.25x)

•              2009:  Q1 1.45x (2.50x)

The capital expenditure limitation set forth in the Senior Secured Credit Facility was decreased from $90.0 million to $65.0 million in 2008, and from $135.0 million to $65.0 million in 2009, and maximum quarterly cumulative permitted capital expenditures were established for each of the four quarters ending June 30, 2009.

The definition of “Consolidated EBITDA” in the Senior Secured Credit Facility was amended for the quarters ended September 30, 2008 and December 31, 2008 to include cash restructuring charges and expenses not to exceed $12.0 million in the aggregate.

The general basket for permitted restricted payments was reduced from $50.0 million (plus 50% of cumulative net income) to $25.0 million (plus 50% of cumulative net income).

Finally, the general basket for permitted sale and leaseback transactions was increased from $10.0 million in the aggregate to $60.0 million in the aggregate.

The Credit Facility Amendment also permits the Company to enter into a supplemental indenture with respect to its 7 1/8% senior notes due 2013 and pay the consent fee of $1.5 million as contemplated by the settlement agreement with certain holders of the notes described in the Company’s Form 8-K filed July 15, 2008.

The foregoing description of the Credit Facility Amendment does not purport to be complete and is qualified in its entirety by the full text of that agreement, which is filed as exhibit 99.1 and incorporated herein by reference.

Certain of the lenders under the Senior Secured Credit Facility, and their affiliates, have pre-existing relationships with the Company, including the performance of investment banking, commercial banking, and advisory services for the Company, from time to time, for which such lenders have received customary fees and expenses.

Item 8.01               Other Events.

In connection with the Credit Facility Amendment described in Item 1.01 above, because the Company’s asset securitization agreement incorporates certain defined terms from the Senior Secured Credit Agreement, the Company entered into a consent and amendment to the securitization agreement with Wachovia Bank, National Association and Bank of Tokyo-Mitsubishi UFJ., Ltd. New York Branch.  In connection therewith, the Company will pay a fee of 50 basis points on $165.0 million, the purchase limit under the securitization, by October 1, 2008, and has agreed to pay an additional fee of 50 basis points on the purchase limit by January 6, 2009 if any commitments or obligations under the securitization agreement are outstanding as of the close of business on December 31, 2008.  In addition, the Company has agreed to increase the program fees payable in respect of this facility which ranged, depending on the Company’s leverage, from 45 to 67.5 basis points applied to the amount of receivables funded thereunder with commercial paper, to 250 basis points through December 31, 2008 and 300 basis points thereafter.

Item 9.01               Financial Statements and Exhibits.

                (d)            Exhibits.

Number	Exhibit

99.1

Fourth Amendment to Credit Agreement and Waiver, dated September 11, 2008, among Georgia Gulf Corporation and Royal Group, Inc., as Borrowers, certain subsidiaries of Georgia Gulf Corporation from time to time party thereto, as Guarantors, Bank of America, National Association, as Domestic Administrative Agent and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

	By:	/s/ Joel I. Beerman
Name: Joel I. Beerman
Title: Vice President, General Counsel and Secretary
Date: September 11, 2008